EXHIBIT 11
                                                                      ----------



                                                Three Months     Three Months
                                                   Ended            Ended
                                               March 31, 2005   March 31, 2004


Net Income                                      $   143,685          265,168
                                                ===========      ===========

Weighted average shares outstanding
  for basic EPS computation                         981,477          964,500

Reduction for common shares not yet
  released by Employee Stock Ownership Plan         (16,734)         (33,470)
                                                -----------      -----------

Total weighted average common shares
   outstanding for basic computation                964,743          931,030
                                                ===========      ===========

Basic earnings per share                              $0.15            $0.28
                                                ===========      ===========

Total weighted average common shares
  outstanding for basic computation                 964,743          931,030

Common stock equivalents due to
  dilutive effect of stock options                   59,528           81,947
                                                -----------      -----------

Total weighted average common shares and
  equivalents outstanding for diluted
  computation                                     1,024,271        1,012,977
                                                ===========      ===========

Diluted earnings per share                            $0.14            $0.26
                                                ===========      ===========